                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant  /  /

Check the appropriate box:

/ /     Preliminary Proxy Statement
/X/     Definitive Proxy Statement
/ /     Definitive Additional Materials
/ /     Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12

                         MARISA CHRISTINA, INCORPORATED
                (Name of Registrant as Specified in its Charter)

                         MARISA CHRISTINA, INCORPORATED
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/      No fee required.
/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         4)       Proposed maximum aggregate value of transaction:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                         MARISA CHRISTINA, INCORPORATED
                                415 Second Avenue
                          New Hyde Park, New York 11040


                                                                   April 9, 1997

Dear Stockholder:

         You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Marisa Christina, Incorporated (the "Company"). This meeting will be held at The Chase Manhattan Bank N.A., 410 Park Avenue, New York City, New York, at 10:00 AM, local time, on May 7, 1997.

         At the meeting, you are being asked to (i) elect thirteen directors to the Company's Board of Directors, each for one-year terms expiring at the 1998 Annual Meeting of Stockholders, (ii) approve an increase in the number of shares reserved for issuance under the Company's Stock Option Plan, and (iii) ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company.

         The Board of Directors has unanimously approved these proposals and I urge you to vote in favor of these proposals and the other matters submitted to you for a vote at the meeting.

         Your vote is very important and I hope you will be able to attend the meeting. To ensure your representation at the meeting, even if you anticipate attending in person, I urge you to mark, sign, date and return the enclosed proxy card. If you attend, you will, of course, be entitled to vote in person.


                                          Sincerely,

                                          /s/ Michael H. Lerner

                                          MICHAEL H. LERNER
                                          Chairman of the Board, Chief Executive
                                          Officer and President

                         MARISA CHRISTINA, INCORPORATED

                  NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Marisa Christina, Incorporated:

         The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Marisa Christina, Incorporated, a Delaware corporation (the "Company"), will be held at The Chase Manhattan Bank N.A., 410 Park Avenue, New York City, New York, on May 7, 1997, at 10:00 AM, local time, for the following purposes:

         (1) To elect thirteen directors to the Company's Board of Directors, each to hold office until their successors are elected at the 1997 Annual Meeting of Stockholders;

         (2) To approve an amendment to the Company's Stock Option Plan to increase the number of shares of the Company's Common Stock reserved for issuance thereunder by 100,000 shares;

         (3) To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company for the fiscal year ending December 31, 1997; and

         (4) To transact such other business as may properly be presented at the Annual Meeting or any adjournment thereof.

         A proxy statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Annual Report of the Company for the fiscal year ended December 31, 1996 also accompanies this Notice.

         The Board of Directors has fixed the close of business on March 25, 1997 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting.

                                       By order of the Board of Directors,

                                       /s/ S. E. Melvin Hecht

                                       S.E. MELVIN HECHT
                                       Assistant Secretary

New Hyde Park, New York
April 9, 1997

                             YOUR VOTE IS IMPORTANT

               PLEASE MARK, SIGN, AND DATE THE ENCLOSED PROXY AND
               RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER
                 OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

                         MARISA CHRISTINA, INCORPORATED
                                415 SECOND AVENUE
                          NEW HYDE PARK, NEW YORK 11040

                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation by the board of directors (the "Board of Directors") of Marisa Christina, Incorporated, a Delaware corporation (the "Company"), of proxies for use at the 1997 Annual Meeting of Stockholders of the Company to be held on May 7, 1997, and any adjournment thereof (the "Annual Meeting"). This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about April 9, 1997.


                    VOTING SECURITIES; PROXIES; REQUIRED VOTE

VOTING SECURITIES

         The Board of Directors has fixed the close of business on March 25, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had outstanding 8,384,769 shares of common stock, par value $.01 per share (the "Common Stock"). Holders of Common Stock are entitled to notice of and to vote one vote per share of Common Stock owned as of the Record Date at the Annual Meeting.


PROXIES

         Michael H. Lerner and S.E. Melvin Hecht, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Mr. Lerner is Chairman, Chief Executive Officer and President of the Company and Mr. Hecht is the Company's Chief Financial Officer, Treasurer, Assistant Secretary and a Director. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either
(i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.


REQUIRED VOTE

         The holders of at least one-third of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum at the Annual Meeting. At the Annual Meeting, the vote of a majority in interest of the stockholders present in person or by proxy and entitled to vote thereon is required to elect directors, to approve an amendment to the Company's Stock Option Plan to increase the number of shares of the Company's Common Stock reserved for issuance thereunder and to ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company for the fiscal year ending December 31, 1997.

         The election inspectors appointed for the meeting will tabulate the votes cast in person or by proxy at the Annual Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.


                                   PROPOSAL 1:

                              ELECTION OF DIRECTORS

         Each director of the Company holds office until his or her successor is duly elected and qualified unless or until his or her earlier death, resignation, retirement, disqualification or removal.

         The nominees for whom the enclosed proxy is intended to be voted are set forth below. Each nominee for election as director currently serves as a director of the Company. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxyholder for such person or persons as may be designated by the Board of Directors unless the stockholder has directed otherwise.

         If a stockholder desires to nominate persons for election as directors at the 1998 Annual Meeting of Stockholders of the Company, written notice of such stockholder's intent to make such a nomination must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail not later than March 8, 1998. Each notice must describe the nomination in sufficient detail for the nomination to be summarized on the agenda for the meeting and must set forth: (i) the name and address, as it appears on the record books of the Company, of the stockholder making the nomination, (ii) a representation that the stockholder is a holder of record of stock in the Company and entitled to vote at the annual meeting of stockholders and intends to appear in person or by proxy at the meeting to present the nomination, (iii) a statement of the class and number of shares beneficially owned by the stockholder, (iv) the name and address of any person to be nominated, (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) such other information as would be required to be included in the proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (the "SEC") and (vii) the consent of such nominee to serve as a director of the Company if elected. The presiding officer of the 1998 Annual Meeting of Stockholders of the Company shall, if the facts warrant, refuse to acknowledge a nomination not made in compliance with the foregoing procedure, and any such nomination not properly brought before the meeting will not be considered.

NOMINEES FOR ELECTION AS DIRECTORS

                                                   BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
                NAME                  AGE                      AND OTHER INFORMATION
                ----                  ---          ----------------------------------------------
Michael H. Lerner.................... 52           Mr. Lerner joined the Company in August 1986, and has
                                                   served as Chief Executive Officer, President
                                                   and Chairman of the Board since that time.
                                                   Prior to joining the Company, Mr. Lerner was
                                                   President of TFM Industries, Inc. ("TFM"), a
                                                   maker of moderate sportswear. He is also a
                                                   director of Apparel Ventures, Inc., an
                                                   affiliate of The Jordan Company.

Marc Ham............................. 34           Mr. Ham joined the Company as a director in July 1993 in
                                                   connection with the acquisition of Flapdoodles, Inc.
                                                   ("Flapdoodles") by the Company (the "Flapdoodles
                                                   Acquisition") and serves as President of Flapdoodles.  Mr.
                                                   Ham, together with Ms. Bieber, co-founded Flapdoodles
                                                   in 1985 and has served as its President since that time.

Adrienne Vittadini................... 53           Mrs. Vittadini joined the Company in January 1996 and
                                                   serves as Chairman of Adrienne Vittadini Enterprises, Inc.
                                                   Mrs. Vittadini co-founded Adrienne Vittadini, Inc. with
                                                   her husband, Gianluigi, in 1979 and has acted as Chairman
                                                   since that time.  Prior to this, Mrs. Vittadini was employed in the design field by Kimberly Knitwear and Warnaco.

Gianluigi Vittadini.................. 58           Mr. Vittadini joined the Company in January 1996 and
                                                   serves as Vice Chairman of Adrienne Vittadini Enterprises,
                                                   Inc.  Mr. Vittadini co-founded Adrienne Vittadini, Inc.
                                                   with his wife, Adrienne, in 1979 and has acted as Vice
                                                   Chairman and Treasurer since 1983.  Prior to that time,
                                                   Mr. Vittadini served as President of Isituto Chemioterapico
                                                   Italiano in Milan, Italy.

G. Michael Dees...................... 43           Mr. Dees joined the Company in September 1986 and has
                                                   served as its Executive Vice-President of Design and
                                                   Merchandising since that time and as a director of the
                                                   Company since 1991.  Prior to joining the Company,
                                                   Mr. Dees was Divisional Merchandise Manager of ladies'
                                                   sportswear for Belk Stores, Inc.

Christine M. Carlucci................ 39           Ms. Carlucci joined the Company in September 1986 and
                                                   has served as the Vice-President of Administration and
                                                   Operations and Secretary since that time, and as a Vice-
                                                   President and Chief Financial Officer from September
                                                   1986 until December 1993, and as a director of the
                                                   Company since 1991.  Prior to joining the Company,
                                                   Ms. Carlucci was an associate of Mr. Lerner at TFM.

                                                   BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
                NAME                  AGE                      AND OTHER INFORMATION
                ----                  ---          ----------------------------------------------
S.E. Melvin Hecht, C.P.A............. 62           Mr. Hecht joined the Company in December, 1993, and
                                                   has served as Chief Financial Officer and
                                                   Treasurer since that time. From 1978 until
                                                   1991, Mr. Hecht was a partner at Hertz,
                                                   Herson & Company, certified public
                                                   accountants and, since 1991, has served as a
                                                   financial consultant to various companies.
                                                   Prior to 1978, Mr. Hecht was a partner at
                                                   Touche Ross & Co.

Peter Boneparth...................... 37           Mr. Boneparth has been a director of the Company since
                                                   October 1994.  Mr. Boneparth is Senior Managing
                                                   Director, Head of Investment Banking and a director of
                                                   Rodman & Renshaw, Inc. and was previously the head of
                                                   Investment Banking at Mabon Securities Corp. from 1987
                                                   to March 1995.  Prior to joining Mabon, Mr. Boneparth
                                                   practiced corporate securities law at Shea & Gould in
                                                   New York City.  Mr. Boneparth is also a director of
                                                   Norton McNaughton, Inc.

Robert Davidoff...................... 70           Mr. Davidoff has been a director of the Company since
                                                   1981.  Mr. Davidoff is a Managing Director of Carl
                                                   Marks & Co., Inc., the general partner of CMNY Capital,
                                                   L.P. and CMNY Capital II, L.P., and Chairman and Chief
                                                   Executive Officer of CM Capital Corporation.
                                                   Mr. Davidoff is also a director of Paging Partners
                                                   Corporation, Sidari Corp., Hubco Exploration, Inc., and
                                                   Rex Stores Corporation.

Lawrence D. Glaubinger............... 71           Mr. Glaubinger has been a director of the Company since
                                                   1981.  Mr. Glaubinger is Chairman and Chief Executive
                                                   Officer of Stern + Stern Industries, Inc. and a director of
                                                   Leucadia National Corp.

Brett J. Meyer....................... 51           Mr. Meyer has been a director of the Company since
                                                   October 1994.  Mr. Meyer is a member of the law firm
                                                   Kreindler & Relkin, P.C., which has acted as general
                                                   counsel to the Company since 1986.  Mr. Meyer is a
                                                   member of the Financial Management Committee of the
                                                   American Apparel Manufacturers' Association.

                                                   BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
                NAME                  AGE                      AND OTHER INFORMATION
                ----                  ---          ----------------------------------------------
Barry S. Rosenstein.................. 38           Mr. Rosenstein has been a director of the Company since
                                                   October 1994.  Mr. Rosenstein is the Managing Partner of
                                                   Sagaponack Partners, L.P., a private investment
                                                   partnership, which he co-founded in 1996.  Prior to
                                                   forming Sagaponack, Mr. Rosenstein was a General
                                                   Partner of Genesis Merchant Group and had served as the
                                                   head of its Investment/Merchant Banking Group from
                                                   September 1991.  Mr. Rosenstein is also a director of
                                                   Ryko Corporation and Waterworks.

David W. Zalaznick................... 42           Mr. Zalaznick has been a director of the Company since
                                                   1981.  Mr. Zalaznick is a managing partner of The Jordan
                                                   Company and Jordan/Zalaznick Capital Company, a
                                                   private merchant banking firm, which he co-founded.  Mr.
                                                   Zalaznick is also a director of Carmike Cinemas, Inc.,
                                                   American Safety Razor Company, Jackson Products, Inc.,
                                                   Apparel Ventures, Inc., AmeriKing, Inc., Jordan
                                                   Industries, Inc., Motors and Gears, Inc. and other private companies.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         In 1996, there were six meetings of the Board of Directors (including regularly scheduled and special meetings). In addition, the Board of Directors took action by unanimous written consent on one occasion. During 1996, Adrienne Vittadini participated in fewer than 75% of the aggregate number of meetings and actions by written consent of the Board of Directors and the committees thereof on which she served. No other director participated in fewer than 75% of the aggregate number of meetings and actions by written consent of the Board of Directors and the committees thereof on which he or she served.

         The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee. The Board of Directors does not have a Nominating Committee.

         Audit Committee. The Audit Committee recommends the appointment of a firm of independent public accountants to audit the Company's financial statements, as well as reviews and approves the scope, purpose and type of audit services to be performed by the external auditors. The Audit Committee is composed of Messrs. Glaubinger, Davidoff and Meyer. The Audit Committee held one meeting in 1996.

         Compensation Committee. The duties of the Compensation Committee are to make recommendations to the Board of Directors concerning the salaries of the Company's officers and to advise the Board of Directors on other compensation and benefit matters. The Compensation Committee is composed of Messrs. Zalaznick, Davidoff and Glaubinger. The Compensation Committee held one telephonic meeting in 1996.

         Executive Committee. Except as expressly limited by applicable law or the Company's Amended and Restated Certificate of Incorporation, the Executive Committee exercises all the powers and authorities of the Board of Directors in the management of the business and affairs of the Company between meetings of the full Board of Directors. The Executive Committee is composed of Messrs. Lerner, Ham and Zalaznick. The Executive Committee conferred by telephone on numerous occasions in 1996.

DIRECTOR COMPENSATION

         Directors who are not employees of the Company receive $8,000 per year for serving as a director. In addition, the Company reimburses directors for their travel and other expenses incurred in connection with attending meetings of the Board of Directors. Each Independent Director of the Company, as defined in the Company's Stock Option Plan (the "Stock Option Plan"), is also entitled to receive an option to purchase 5,000 shares of Common Stock upon his or her appointment to the Board of Directors, subject to the terms and conditions contained in the Stock Option Plan (such options being referred to as "Formula Options"). No Formula Options were granted to any director during fiscal year 1996.


                                   PROPOSAL 2:

                         AMENDMENTS TO STOCK OPTION PLAN

         General. Since the Company's adoption of the Stock Option Plan on June 23, 1994 and as of the Record Date, the Company has granted 472,490 stock options to employees and directors of the Company, 449,650 of which remain outstanding. As of the Record Date, there were 95,250 shares of Common Stock available for grant under the Stock Option Plan. In order to continue to implement the Company's policy of providing equity incentives to its employees and directors, the Board of Directors has approved an amendment to the Stock Option Plan to reserve an additional 100,000 shares of Common Stock for issuance thereunder, thereby increasing the total number of shares reserved for issuance under the Stock Option Plan to 650,000 with 192,250 shares available for grant.

         Purpose. On June 23, 1994, the Company adopted the Stock Option Plan. Stock options and stock appreciation rights ("SARs") are awarded under the Stock Option Plan for the purpose of increasing stockholder value, advancing the interests of the Company, strengthening the Company's ability to attract and retain the services of experienced and knowledgeable Independent Directors (as defined in the Stock Option Plan), enhancing the Company's ability to attract, retain and motivate employees, and providing such directors and employees with an opportunity to acquire an equity interest in the Company.

         Shares Subject to the Stock Option Plan. Subject to adjustment in the event of certain transactions involving the Company, up to 200,000 shares of Common Stock were reserved for issuance under the

Stock Option Plan on the date of its inception. Pursuant to an amendment to the Stock Option Plan, adopted by the stockholders at the 1996 Annual Meeting of the Company, the number of shares of Common Stock reserved for issuance under the Stock Option Plan was increased to 550,000. As of the Record Date, there were 95,250 shares of Common Stock available for grant under the Stock Option Plan. Assuming the adoption by the Company's stockholders of this Proposal, the total number of shares reserved for issuance under the Stock Option Plan will be 650,000. If an award granted under the Stock Option Plan expires or is terminated without having been exercised in full, the shares of Common Stock subject to the award but not delivered are available again for awards under the Stock Option Plan.

         Who May Participate in the Stock Option Plan. Certain directors and employees of the Company are eligible to receive awards pursuant to the terms of the Stock Option Plan. Each Independent Director of the Company, as defined in the Company's Stock Option Plan, is entitled to receive Formula Options to purchase 5,000 shares of Common Stock upon his or her appointment to the Board of Directors, subject to the terms and conditions contained in the Stock Option Plan. As of the Record Date, six directors and approximately 350 employees were eligible to receive awards. The number of options and SARs granted to directors and employees under the Stock Option Plan is determined by the Compensation Committee of the Board of Directors. Subject to the approval of the disinterested members of the Board of Directors, the Compensation Committee recommends which individuals will be granted options and SARs, the number of shares to be optioned, and other terms and conditions applicable to the grants.

         Options granted under the Stock Option Plan may be either incentive stock options as defined in Section 422 of the Code or non-qualified stock options. Incentive stock options may be granted only to employees of the Company and are subject to the limitation that the aggregate fair market value (determined as of the time the option is granted) of stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all option plans of the Company) will not exceed $100,000. Options that do not meet this qualification will be treated as non-qualified stock options.

         Exercise of Awards; Exercise Price; Termination of Awards. Awards granted pursuant to the Stock Option Plan are evidenced by agreements in such form as the Compensation Committee may from time to time establish. Generally, each agreement states the number of shares covered thereby, the exercise price (which, in the case of incentive stock options, will not be less than the closing price of the Common Stock on the NASDAQ-NM on the date of grant of the options), the time or times during which each award is exercisable, the expiration date of the award, the form of payment which may be used upon exercise of a stock option and whether a stock option is an incentive stock option or a non-qualified stock option. Options granted under the Stock Option Plan vest at a rate of 20% on each anniversary of the date of grant, such that all options are fully exercisable on the fifth anniversary of the date of grant. Formula Options also vest at a rate of 20% on each anniversary of the date of the grant. On the Record Date, the closing price of the Common Stock on the NASDAQ National Market was $9.75 per share.

         An award may be exercised in whole or in part (but for the purchase of whole shares only) from time to time by written notice to the Chief Executive Officer of the Company which states the number of shares being exercised. Subject to the terms of the option agreement executed by the holder, payment of the option price may be made in cash, check or in outstanding shares of Common Stock (valued as of the date of exercise) or in a combination of such methods and must accompany the exercise notice. The exercise date of an option is the date on which the Company receives the notice from the optionee.

         Neither an optionee nor any person holding an SAR has any privileges as a stockholder of the Company with respect to any shares of Common Stock subject to an award under the Stock Option Plan until the date of issuance of a stock certificate.

         All Stock Option Plan awards expire the earlier of 10 years from the date of grant or the first to occur of the following:

         (a) the expiration of three months from the date the holder ceases to be an employee or director of, or independent consultant to, the Company;

         (b) the expiration of 12 months from the date the holder ceases to be an employee or director of, or independent consultant to, the Company if such termination is due to such holder's disability (within the meaning of Section 22(e)(3) of the Code);

         (c) the expiration of such period of time or the occurrence of such event as the Compensation Committee in their discretion may provide in the agreement executed by the holder; or

         (d) the date on which an award is transferred (other than by will or the laws of descent and distribution), assigned, pledged, hypothecated, attached or otherwise disposed of by the optionee.

         All outstanding options and SARs become immediately exercisable if a person or persons (other than a 5% or more stockholder as of the date of the IPO) acquires beneficial ownership of 51% or more of the Common Stock outstanding and the Board of Directors determines that for purposes of the Stock Option Plan a change in control has occurred.

         Duration of the Stock Option Plan; Amendment; Certain Transactions. The Stock Option Plan will remain in effect until all awards have either been satisfied by the issuance of Common Stock or the payment of cash, or the awards have been terminated in accordance with the terms of the Stock Option Plan or the award. The Compensation Committee may, at any time and in any manner, amend, alter, suspend, discontinue, or terminate the Stock Option Plan or any award outstanding under the Stock Option Plan; provided, however, that no such amendment, alteration, suspension, discontinuance or termination shall: (i) increase or decrease the number of shares reserved thereunder without stockholder approval; (ii) be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange or automated quotation system upon which the Common Stock is listed or quoted;
(iii) alter or impair the rights of holders with respect to awards previously made under the Stock Option Plan without the consent of the holders thereof or
(iv) make any change that would disqualify the Stock Option Plan, intended to be so qualified, from the exemption provided by Rule 16b-3 of the Exchange Act.

         If the Common Stock is changed by reason of a stock split, reverse stock split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, the Compensation Committee will make such adjustments in the number and class of shares of stock with respect to which awards may be granted under the Stock Option Plan as will be equitable and appropriate in order to make such awards, as nearly as may be practicable, equivalent to such awards immediately prior to such change. A corresponding adjustment changing the number and class of shares allocated to, and the exercise price of, each award or portion thereof outstanding at the time of such change will likewise be made. In the case of incentive stock options, no adjustment will be made if such adjustment (i) would constitute a modification, extension or renewal of such incentive stock options within the meaning of Sections 422 and 425 of the Code, or (ii) would, under Section 422 of the Code, be considered as the adoption of a new plan requiring stockholder approval.

         Administration. The Stock Option Plan is administrated by the Compensation Committee of the Board of Directors. Subject to the provisions of the Stock Option Plan, the Compensation Committee has all powers with respect to the administration of the Stock Option Plan, including without limitation, full power and authority to interpret the provisions of the Stock Option Plan and any agreement executed thereunder and to resolve all questions arising under the Stock Option Plan. The Compensation Committee will be "disinterested persons" for as long as the Stock Option Plan is intended to comply with the provisions of Rule 16b-3 of the Exchange Act, whereby the officers and directors of the Company will be exempt from the short-swing profit restrictions of Section 16(b) of the Exchange Act for transactions involving grants under the Stock Option Plan. Under Rule 16b-3, a "disinterested person" is, with certain limited exceptions, a director who is not, during the one year prior to service on the Compensation Committee or during such service, granted or awarded equity securities of the Company pursuant to the Stock Option Plan or any other plan of the Company or any of its affiliates.

         Assignment; Death of Holder. During the lifetime of a holder, an award is exercisable only by the holder and is not assignable or transferable. If the holder dies, his or her award is thereafter exercisable (during the period specified in "Exercise of Awards; Exercise Price; Termination of Awards" above) by his or her executors or administrators to the full extent to which such award was exercisable by the holder at the time of his or her death.

         Options and SARs Granted. During the period from the inception of the Stock Option Plan to the fiscal year ended December 31, 1996, Mr. Lerner was granted 85,000 stock options, Mr. Dees was granted 34,000 stock options, Mr. Ham and Ms. Bieber each were granted 30,000 stock options, Adrienne Vittadini and Gianluigi Vittadini were granted no stock options, Ms. Carlucci and Mr. Epstein each were granted 19,000 stock options and Mr. Hecht was granted 39,000 stock options; all current executive officers, as a group, were granted 256,000 stock options; all current directors who are not executive officers, as a group, were granted 75,000 stock options; Messrs. Boneparth, Meyer and Rosenstein each were granted 15,000 stock options and Messrs. Davidoff, Glaubinger and Zalaznick each were granted 10,000 stock options; all employees, including all current officers who are not executive officers, as a group, were granted 141,490 stock options. No SARs were awarded during the period from the inception of the Stock Option Plan to the fiscal year ended December 31, 1996.

         Certain Federal Income Tax Consequences. The following summarizes the federal income tax consequences to participants who may receive awards under the Stock Option Plan. This description of tax consequences is based upon present federal tax laws and regulations.

                  Non-Qualified Stock Options. The grant of a non-qualified stock option to an optionee will not itself be a taxable event, and the optionee will not be subject to any income tax consequences with respect to such option unless and until the option is exercised. Upon the exercise of a non-qualified stock option, the optionee will generally recognize ordinary compensation income equal to the "spread" between the exercise price and the fair market value of the Common Stock on the date of exercise, and the Company generally will be entitled to a corresponding deduction. Upon a subsequent disposition of the Common Stock, the optionee will recognize a short-term or long-term capital gain or loss equal to the difference between the fair market value of the shares on the date of exercise and the fair market value at disposition, depending on the length of time the shares are held.

                  Incentive Stock Options. There are no federal income tax consequences associated with the grant of an incentive stock option to an employee. However, in contrast to the exercise of a non-qualified stock option, the exercise of an incentive stock option will not cause an optionee to recognize taxable income for regular income tax purposes. If the optionee holds the shares acquired upon exercise of the incentive stock option for a minimum of two years from the date of the grant of the incentive stock option and for at least one year after exercise, any gain realized by the optionee on the subsequent sale of such shares will be treated as long-term capital gain. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes. If the shares are sold or otherwise disposed of prior to the expiration of such periods (a "disqualifying disposition"), then the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise over the amount paid for such shares, and the Company generally will be entitled to a corresponding deduction. Any loss recognized upon a taxable disposition of the shares generally would be characterized as a capital loss.

         The excess of the fair market value on the date of exercise of an incentive stock option over the exercise price is an adjustment which increases alternative minimum taxable income, the base upon which alternative minimum tax is computed. In determining the amount of gain or loss recognized on the later disposition of stock acquired pursuant to the exercise of an incentive stock option, the tax basis of the stock for alternative minimum tax purposes (but not regular tax purposes) is increased by the excess of the fair market value of the stock over the option price at the time of exercise.

                  Stock Appreciation Rights. An employee will not realize taxable income at the time of the grant of a stock appreciation right. Upon exercise, however, the employee will generally realize ordinary income in the amount that the fair market value of the Common Stock on the date of exercise exceeds its fair market value on the date of grant. The Company generally will be entitled to a corresponding deduction in the year of exercise.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AMENDING THE COMPANY'S STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 100,000 SHARES.


                                   PROPOSAL 3:

                     RATIFICATION OF APPOINTMENT OF AUDITORS

         Subject to stockholder ratification, the Board of Directors has appointed KPMG Peat Marwick LLP as the independent public accountants for the Company. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

         If stockholders do not ratify the appointment of KPMG Peat Marwick LLP, other certified public accountants will be considered by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.


                                OTHER INFORMATION


SECURITY OWNERSHIP OF COMMON STOCK OF CERTAIN OWNERS AND MANAGEMENT

         The following table sets forth as of the Record Date, certain information with respect to the number of shares of Common Stock beneficially owned by (i) each director of the Company who beneficially owns Common Stock,
(ii) each executive officer of the Company named in the table below under "Compensation of Executive Officers--Summary Compensation Table" who beneficially owns Common Stock, (iii) all directors and executive officers of the Company as a group and (iv) each person or entity known to the Company to own beneficially (directly or indirectly) more than 5% of the Common Stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

                                                                                COMMON STOCK
                                                                                BENEFICIALLY       PERCENTAGE
                         NAME                                                     OWNED(1)        OWNERSHIP(1)
                         ----                                                     --------        ------------
DIRECTORS AND EXECUTIVE OFFICERS
Michael H. Lerner (2).........................................................    1,315,383           15.7%
Marc Ham (3)..................................................................      265,659            3.2
Adrienne Vittadini (4)........................................................
Gianluigi Vittadini (4).......................................................
G. Michael Dees...............................................................      100,052            1.2
Carole Bieber (3).............................................................      265,659            3.2
Christine M. Carlucci (5).....................................................       96,767            1.1
S.E. Melvin Hecht.............................................................        5,000            *
Elliot R. Epstein.............................................................        3,000            *
Peter Boneparth...............................................................        8,000            *
Robert Davidoff (6)...........................................................      468,620            5.6
Lawrence D. Glaubinger........................................................      186,135            2.2
Brett J. Meyer (7)............................................................       25,000            *
David W. Zalaznick (8)........................................................      376,018            4.5
All Directors and Executive Officers as a Group (15 Persons)..................    3,312,972           39.5

OTHER PRINCIPAL STOCKHOLDERS
Edwin Marks (9)...............................................................      785,988            9.4
Pioneering Management Corporation (10)........................................      625,000            7.5
Marjorie Boas (11)............................................................      609,538            7.3
John W. Jordan II (12)........................................................      590,154            7.0
Dimensional Fund Advisors Inc. (13)...........................................      512,600            6.1

*     Denotes beneficial ownership of less than 1%.

(1) Rounded to the nearest tenth and calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of the Record Date, there were 8,384,769 shares of Common Stock issued and outstanding.

(2) Mr. Lerner's address is c/o Marisa Christina, Incorporated, 415 Second Avenue, New Hyde Park, New York 11040. Does not include 4,000 shares transferred by gift to Mr. Lerner's adult children in 1996 and January 1997.

(3) Includes options to acquire 125,000 shares of Common Stock, which are immediately exercisable. See "-- Summary Compensation Table."

(4) Adrienne Vittadini and Gianluigi Vittadini jointly own 197,679 shares, representing 2.6% ownership.

(5) Includes 1,000 shares of Common Stock owned in the name of Ms. Carlucci's minor daughters, as to which Ms. Carlucci has voting and investment power.

(6) Address is c/o Carl Marks & Co., 135 East 57th Street, New York, New York 10022.

(7) Includes 16,000 shares of Common Stock owned by Mr. Meyer's wife, as to which Mr. Meyer disclaims beneficial ownership, and 4,000 shares of Common Stock owned in the name of Mr. Meyer's minor children, as to which Mr. Meyer has voting and investment power.

(8) Includes 12,000 shares of Common Stock owned by the Amy Y. Zalaznick 1995 Irrevocable Trust, 12,000 shares of Common Stock owned by the Jeffrey C. Zalaznick 1995 Irrevocable Trust, and 12,000 shares of Common Stock owned by the Samantha M. Zalaznick 1995 Irrevocable Trust. Mr. Zalaznick's wife is a trustee of each trust, and Mr. Zalaznick disclaims beneficial ownership of these shares.

(9) Address is c/o CMCO, Inc., 135 East 57th Street, New York, New York 10022. Includes 415,219 shares of Common Stock owned by Mr. Marks' wife, as to which Mr. Marks shares voting and investment power, 10,000 shares owned by the Marks Family Foundation and 51,400 shares owned by CMCO, Inc.

(10)     Address is 60 State Street, Boston, MA 02109.

(11) Address is c/o Carl Marks & Co., 135 East 57th Street, New York, New York 10022..

(12) Represents shares held by the John W. Jordan II Revocable Trust, of which Mr. Jordan is the sole trustee and beneficiary. Mr. Jordan's address is c/o The Jordan Company, 9 West 57th Street, New York, New York 10019.

(13)     Address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.


COMPENSATION OF EXECUTIVE OFFICERS

         Summary Compensation Table

         The following table sets forth a summary of certain information regarding compensation paid or accrued by the Company for services rendered to the Company for the fiscal year ended December 31, 1996, and the two prior fiscal years, paid or awarded to those persons who were, at December 31, 1996:
(i) the Company's chief executive officer and (ii) the Company's five most highly compensated executive officers other than the chief executive officer (collectively, the "Named Executive Officers"), some of which received the same remuneration during the fiscal year ended December 31, 1996. Information for prior years is omitted in accordance with the rules of the SEC.

                                                                                                                   Long-Term
                                                                           Annual Compensation                    Compensation
                                                                           -------------------                    ------------
                                                                                           Other Annual            Securities
            Name and Principal Position               Year        Salary(1)    Bonus(2)   Compensation(3)     Underlying Options(4)
            ---------------------------               ----        ---------   ---------   ---------------     ---------------------
Michael H. Lerner..................................   1996        $500,000    $380,000          $---                    ---
  Chairman, President and Chief Executive Officer     1995         500,000         ---           ---                 75,000
                                                      1994         452,222     400,000           ---                 10,000

Marc Ham...........................................   1996         250,000     107,500           ---                    ---
  President--Flapdoodles                              1995         250,000         ---           ---                 20,000
                                                      1994         250,000      75,500           ---                135,000(5)

Adrienne Vittadini.................................   1996         471,154         ---           ---                    ---
  Chairman of Adrienne Vittadini Enterprises, Inc.    1995             ---         ---           ---                    ---
                                                      1994             ---         ---           ---                    ---

Gianluigi Vittadini................................   1996         471,154         ---           ---                    ---
  Vice Chairman of Adrienne Vittadini Enterprises,    1995             ---         ---           ---                    ---
  Inc.                                                1994             ---         ---           ---                    ---

G. Michael Dees....................................   1996         250,000         ---           ---                  4,000
  Executive Vice-President of Design and              1995         250,000     200,000           ---                 20,000
   Merchandising                                      1994         222,916     200,000           ---                 10,000

Carole Bieber......................................   1996         250,000     107,500           ---                    ---
  Executive Vice President and                        1995         250,000         ---           ---                 20,000
    Design Director--Flapdoodles                      1994         250,000      75,500           ---                135,000(5)



(1)      Includes amounts deferred under the Company's 401(k) plan.

(2) Prior to the consummation of the Company's initial public offering of its Common Stock on June 30, 1994 (the "IPO"), the Company periodically granted bonuses to its employees on an informal basis based on performance, the length of service and the profitability of operations. Such bonuses were decided by Mr. Lerner (other than his bonus). Subsequent to the IPO, the Company adopted a policy of granting each of the Named Executive Officers a discretionary annual bonus based on the profitability of operations and other criteria determined by the Board of Directors. See "--Board of Directors Compensation Committee Report on Executive Compensation."

(3) For the periods indicated, no executive officer named in the table received any Other Annual Compensation in an amount in excess of the lesser of either $50,000 or 10% of the total of Annual Salary and Bonus reported for him or her in the two preceding columns.

(4) The options reported in this table for fiscal year 1995 were authorized by the Board of Directors subject to Stockholder approval. Such approval occurred in 1996.

(5) Includes 125,000 stock options granted to the recipient pursuant to an Option to Purchase Common Stock. In connection with the consummation of the Company's IPO, Mr. Ham and Ms. Bieber agreed to terminate their existing employment agreements and enter into new employment agreements with the Company. In exchange for the termination of the old employment agreements, the Company agreed, among other things, to grant each of Mr. Ham and Ms. Bieber an immediately exercisable option to purchase 125,000 shares of the Company's Common Stock at $13 per share (the equivalent of the initial offering price of the Common Stock in the Company's IPO) which is not subject to expiration or termination.

         Option/SAR Grants In Last Fiscal Year

         The following table summarizes certain information with respect to Company stock options granted to each of the Named Executive Officers during the fiscal year ended December 31, 1996. The Company did not grant any SARs in 1996.

                                                     Individual Grants(1)
                             ----------------------------------------------------------------------
                                                   Percent of
                                                  Total Options
                                 Number of         Granted to
                                Securities        Employees in      Exercise                           Grant Date
                                Underlying         Fiscal Year        Price                          Present Value
            Name                  Options             1996          Per Share   Expiration Date (3)  Per Share $ (2)
---------------------------- ----------------- ------------------- ----------- --------------------- ---------------
Michael H. Lerner                    --              --                --                    --              --
Marc Ham                             --              --                --                    --              --
Adrienne Vittadini                   --              --                --                    --              --
Gianluigi Vittadini                  --              --                --                    --              --
G. Michael Dees                   4,000              5.0%            $10.00            07/15/06 (3)      $10.00
Carole Bieber                        --              --                --                    --              --

----------------

(1) All stock options reported in this table were granted pursuant to the Stock Option Plan, which was adopted by the Company on June 23, 1994. See "--Stock Option Plan."

(2) Valuation based on the per share exercise price of the options granted to each option recipient, which was based on the closing price of the Company's Common Stock on the NASDAQ National Market on the day of the grant.

(3) Expires the sooner of 07/15/06 or 90 days after the option recipient's employment with the Company or its subsidiaries is terminated for any reason.


         Aggregate Option/SAR Exercises in Fiscal 1996 and Year-End Option/SAR Values

         The following table summarizes certain information with respect to the exercises of Company stock options by each of the Named Executive Officers and the value of year-end options beneficially owned by each of the Named Executive Officers.

                                                                                                 Value of Unexercised
                                                                Number of Unexercised          In-the-Money Options at
                                                            Options at December 31, 1996         December 31, 1996(1)
                                                            ----------------------------         --------------------
                          Shares Acquired       Value
Name                        on Exercise       Realized       Exercisable     Unexercisable   Exercisable   Unexercisable
----                        -----------       --------       -----------     -------------   -----------   -------------
Michael H. Lerner               ---            ---             19,000          66,000          ---             ---
Marc Ham                        ---            ---            133,000          22,000          ---             ---
Adrienne Vittadini              ---            ---                ---             ---          ---             ---
Gianluigi Vittadini             ---            ---                ---             ---          ---             ---
G. Michael Dees                 ---            ---              8,000          26,000          ---             ---
Carole Bieber                   ---            ---            133,000          22,000          ---             ---



(1) The option exercise price for all options was below the closing market price on December 31, 1996 for the Common Stock, which was $8.25 per share. The above valuations may not reflect the actual valuation of unexercised options as the value of unexercised options fluctuates with market activity.

EMPLOYMENT AGREEMENTS

         Lerner and Dees Employment Agreements. On June 30, 1994 and July 15, 1994, each of Michael H. Lerner (the "Lerner Employment Agreement") and G. Michael Dees (the "Dees Employment Agreement") entered into employment agreements with the Company (collectively, the "Marisa Employment Agreements"), respectively. Pursuant to the Lerner Employment Agreement, Mr. Lerner will be paid an annual base compensation of $500,000 and an annual bonus equal to 4% of the difference of (a) the Company's adjusted operating earnings (which generally will be the Company's earnings, plus (i) any extraordinary or non-recurring items of expense, (ii) interest expense attributable to indebtedness other than indebtedness for working capital purposes, (iii) income tax expense, and (iv) bonus expense for senior executives), over (b) $3.0 million. Pursuant to the Dees Employment Agreement, Mr. Dees will be paid an annual base compensation of $250,000 and will be eligible to receive an annual discretionary bonus in an amount determined by the Compensation Committee of the Board of Directors. The Marisa Employment Agreements will expire on December 31, 1997. The Marisa Employment Agreements provide for additional payments upon prior termination, depending on whether termination is (i) by the Company due to death or disability, (ii) by the Company for cause or the executive's retirement, (iii) by the Company without cause or by the executive for good reason or (iv) voluntarily by the executive. If termination is by the Company for death or disability, the Company will pay base salary for the longer of one year or the remaining term of the Agreement, a bonus based on the prior year's bonus allocated to the portion of the bonus year prior to termination, plus any deferred compensation and expense reimbursements owed; if termination is by the Company for cause or the executive's retirement, the Company will pay base salary through termination, plus any deferred compensation and expense reimbursements owed; if termination is by the Company without cause or by the executive for good reason, the Company will pay base salary for the longer of two years or the remaining term of employment, a bonus based upon the highest bonus previously paid to the executive under his employment agreement allocated to the portion of the bonus year prior to termination plus any deferred compensation and expense reimbursements owed; and if termination is voluntary by the executive, then the executive will be entitled to all payments as if termination had been by the Company for cause. Pursuant to the terms of the Marisa Employment Agreements, if the executive voluntarily terminates his employment with the Company or the Company terminates the executive for cause, then the Company has the option to require the executive not to engage in any business similar to the Company for a twelve month period commencing from the executive's date of termination.

         Flapdoodles Employment Agreements. On June 30, 1994, each of Marc Ham and Carole Bieber entered into employment agreements (the "Flapdoodles Employment Agreements") with the Company, which will expire on December 31, 1997. Under the Flapdoodles Employment Agreements, Mr. Ham and Ms. Bieber are each entitled to a base compensation of not less than $250,000 and to an annual bonus decided by the Compensation Committee of the Board of Directors. The Flapdoodles Employment Agreements also provide for additional payments upon termination, depending on whether termination is by the Company due to death, disability or for cause, or by the Company without cause, or by the executive for good reason or voluntarily by the executive. If termination is by the Company for death or disability, the Company will pay base salary for the longer of one year or the remaining term of the relevant Flapdoodles Employment Agreement, a bonus based on the prior year's bonus allocated to the portion of the bonus year prior to termination, plus any deferred compensation and expense reimbursements owed; if termination is by the Company for cause, the Company will pay base salary through termination, plus any deferred compensation and expense reimbursements owed; if termination is by the Company without cause or by the executive with good reason, the Company will pay base salary for the longer of two years or the remaining term of employment, a bonus based upon the highest bonus previously paid under the agreement allocated to the portion of the bonus year prior to termination plus any deferred compensation and expense reimbursements owed; and if termination is voluntary by the executive, then the executive will be entitled to all payments as if termination had been by the Company for cause.

         Vittadini Employment Agreements. In connection with the Company's acquisition of Adrienne Vittadini, Inc. (see "--Certain Transactions" below), the Company entered into a five-year employment agreement with Adrienne Vittadini and a three-year employment agreement with Gianluigi Vittadini, each with renewal options (the "Vittadini Employment Agreements"). Under the Vittadini Employment Agreements, each officer is entitled to a base compensation of not less than $500,000 per year and to an annual bonus decided by the Board of Directors. The Vittadini Employment Agreements also provide for additional payments upon termination, depending on whether termination is by the Company due to death, disability or for cause, or by the Company without cause, or by the executive for good reason or voluntarily by the executive. If termination is by the Company for death or disability, the Company will pay base salary for the remaining term of the relevant Vittadini Employment Agreement, a bonus based on the prior year's bonus allocated to the portion of the bonus year prior to termination, plus any deferred compensation and expense reimbursements owed; if termination is by the Company for cause, the Company will pay base salary through termination, plus any deferred compensation and expense reimbursements owed; if termination is by the Company without cause or by the executive with good reason, the Company will pay base salary and incentive compensation for the remaining term of employment, plus a bonus based upon the previous year's bonus allocated to the portion of the bonus year prior to termination plus any deferred compensation and expense reimbursements owed; and if termination is voluntary by the executive, then the executive will be entitled to all payments as if termination had been by the Company for cause.


CERTAIN TRANSACTIONS

         Vittadini Acquisition. On January 18, 1996, the Company acquired, through a newly formed subsidiary, Adrienne Vittadini Enterprises, Inc. ("AVE"), substantially all of the assets and assumed certain liabilities of Adrienne Vittadini, Inc. ("AVI") and acquired the trademarks of Vittadini, Ltd., which relate to the business and operations of AVI for cash in the aggregate of $18,830,000 and 147,679 shares of the Company's common stock valued at $2,500,000. Additional consideration may be paid to AVI by the Company based upon the profitability achieved by AVE in 1998 and 2000, up to a maximum additional purchase price of $39 million. For the six-year period beginning January 1, 1996, the Company will pay AVI 10% of net royalty and commission income received by AVE plus 10% of net earnings before interest, income taxes and amortization of goodwill of AVE over $3,000,000 per year. Subsequently, upon retirement of the two majority shareholders of AVI from the Company, AVI will receive, in the aggregate, an amount equal to .825% of net sales of AVE and its trademark licensees for a period ending on the later of December 31, 2005 or five years after the death of the last such shareholder. In connection with the transaction, certain fees were paid for the services of Rodman & Renshaw, Inc. Peter Boneparth, a director of the Company, is Senior Managing Director, Head of Investment Banking and a director of Rodman & Renshaw, Inc. Rodman & Renshaw received a payment of approximately $400,000, and Mr. Boneparth received options to purchase 10,000 shares of the Company's Common Stock.

BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Compensation Philosophy. The Compensation Committee has devoted considerable attention to developing the Company's compensation philosophy which embodies four primary objectives:

         1. to provide incentives based on value delivered to the Company's stockholders and customers;

         2. to clearly connect individual executive pay action with performance;

         3. to maintain a system of rewards that is competitive with industry standards; and

         4. to attract, motivate and retain executives of the highest quality.

         The Company's compensation programs reflect the Compensation Committee's commitment to the mission, values and performance of the Company. Continuous review and refinement of the Company's compensation practices in response to the changing business environment will serve to reinforce this commitment.

         The most important performance yardstick in the Company's compensation program is the Company's ability to deliver long-term value to stockholders through appreciation in share price, cash flow and earnings. On an ongoing basis, the Compensation Committee will test and refine the compensation program to ensure a high correlation between the level of compensation and these measures. Achieving desirable stockholder returns over a sustained period of time requires management's attention to a number of financial, operational and strategic elements which enables the Company to focus on the on-going requirements of the customer. The Company's compensation program, therefore, focuses executives on actions that directly impact stockholder return and serve the needs of the Company's customers.

         The Compensation Committee uses multiple sources of information to evaluate and establish appropriate compensation practices. The Compensation Committee relies on data from benchmark companies within the apparel industry to assess the Company's relative performance and compensation levels. Benchmark companies are selected by meeting multiple criteria including product lines, markets served, revenue size, revenue source and comparable operations. Consistent with the Compensation Committee's objectives, the Compensation Committee will position its executive compensation targets competitively with the benchmark companies. Annual executive compensation will be below, at or above the competitive target depending on individual and Company performance.

         The Compensation Committee strongly believes that incentive compensation should only be awarded for commensurate performance. The Compensation Committee has approved compensation plans which include high minimum levels of performance to ensure that incentives are paid only when truly earned. The Compensation Committee will follow an annual cycle to administer each of the three components of executive compensation. The integrity of the Company's compensation program relies on a rigorous annual performance evaluation process.

         Description of Compensation Programs. The Company's executive compensation program has three components: base salary, annual incentives and long-term incentives. Base salary and annual incentives are primarily designed to reward current performance. Long-term incentives are primarily designed to provide strong incentives for long-term future performance for executive officers and employees.

                  1. Base Salary. Base salary are set at levels sufficient to attract and retain qualified executives. To accomplish these goals, the Compensation Committee has generally targeted base salaries within a competitive range of average base salaries for similar positions in benchmark companies within the apparel industry. Aggregate base salary increases are intended to parallel increases in the pay levels of the apparel industry as a whole. Individual executive salary increases will strongly reflect the individual's level of performance and, to a lesser extent, trends within the apparel industry.

                  2. Annual Incentive. The Compensation Committee reviews and approves an executive bonus plan each year. Bonus payments have generally depended on the Company's performance in achieving revenue, profitability and other operating objectives, the scope of that officer's responsibility, and other significant corporate objectives. Individual performance is also considered in determining bonuses.

                  3. Long-Term Incentives. The Company's current method of providing long-term incentive compensation opportunities to its employees is through the use of stock options. The Stock Option Plan allows for the awarding of incentive stock options, non-qualified stock options and stock appreciation rights. The purposes of the Stock Option Plan are to encourage ownership of Common Stock by officers and other key employees of the Company and its subsidiaries, to attract and retain highly qualified personnel for positions of substantial responsibility and to provide additional incentive to promote the success of the Company's business. The incentive provided executives under the Stock Option Plan is directly related to increases in the value of the Company to all stockholders, as measured by the trading price of the Common Stock. The factors considered in considering the size of grants include, but are not limited to, length of service to the Company, performance, contribution to the development of the Company, dedication, and loyalty. During the fiscal year ended December 31, 1996, 79,490 stock options were granted to directors, executive officers and employees of the Company.

         Discussion of CEO Compensation. Mr. Lerner's salary and annual incentive compensation are determined in accordance with the Lerner Employment Agreement. In 1996, Mr. Lerner received a base salary of $500,000. Under the Lerner Employment Agreement, Mr. Lerner is entitled to an annual bonus equal to 4% of the difference of (a) the Company's adjusted operating earnings (which generally will be the Company's earnings, plus (i) any extraordinary or non-recurring items of expense, (ii) interest expense attributable to indebtedness other than indebtedness for working capital purposes, (iii) income tax expense, and (iv) bonus expense for senior executives), over (b) $3.0 million. See "--Employment Agreements." The Compensation Committee believes that Mr. Lerner's base salary and annual incentive are consistent with the compensation levels of competitive benchmark companies, as well as his own managerial effectiveness. In 1996, the Compensation Committee granted Mr. Lerner no options to purchase shares of the Company's Common Stock. This level of compensation was based on the financial performance of the Company. No specific weighting was assigned to any one factor when Mr. Lerner's total compensation for 1996 was reviewed.

         Compensation Deductible under Section 162(m) of the Internal Revenue Code. On August 10, 1993, the Revenue Reconciliation Act of 1993 was enacted which amended the Code by adding Section 162(m), which eliminates the deductibility of most cash and noncash compensation over $1 million paid to certain "covered employees" (which generally is defined as a corporation's chief executive officer and the four other highest compensated employees). Contributions to qualified plans, items excluded from the employee's gross income, compensation paid pursuant to a binding agreement entered into on or before February 17, 1993, commission-based compensation, and certain "performance-based" compensation are types of remuneration that are not affected by the deduction limitation. Grants of stock options under the Stock Option Plan will not be considered compensation subject to the Section 162(m) limitation.

         During the fiscal year ended December 31, 1996, none of the Named Executive Officers received total compensation in excess of $1 million. However, it is possible that in some future year some portion of the compensation paid to the Company's chief executive officer and its five other highest compensated employees will not be tax deductible under Section 162(m). The Lerner Employment Agreement has been structured to take into account Section 162(m). If the compensation of any of the Company's other affected executives becomes closer to the $1 million deduction limitation, the Compensation Committee plans to consider the requirements of Section 162(m) and decide what actions, if any, will be taken when setting the compensation levels for these executives.

         Report on Repricing of Options. On July 15, 1996, the Board of Directors, with the unanimous vote of the Compensation Committee and all other non-employee directors, amended the exercise price of certain stock options previously issued (the "Repriced Options") under the Stock Option Plan. All Repriced Options were originally authorized on March 12, 1996, at exercise prices of $17.75 per share, and were subsequently canceled, repriced and reissued on July 15, 1996 at an exercise price of $10.00, with none immediately exercisable and 20% more becoming vested in each year thereafter. The Compensation Committee decided to issue the Repriced Options because the change in market price of the Common Stock gave the Company's employees little incentive to exercise their options.

         The following table summarizes all repricings of stock options and stock appreciation rights held by any executive officer during the last 10 completed fiscal years:

                                                           TEN-YEAR OPTION/SAR REPRICINGS
                         ------------------------------------------------------------------------------------------------
                                       Number of        Market Price                                        Length of
                                       Securities       of Stock at      Exercise Price                  Original Option
                                       Underlying         Time of          at Time of         New         Term Remaining
                                      Options/SARs      Repricing or      Repricing or     Exercise         at Date of
                                      Repriced or        Amendment          Amendment        Price         Repricing or
          Name              Date        Amended            ($/sh)            ($/sh)         ($/sh)          Amendment
          ----              ----        -------            ------            ------         ------          ---------
G. Michael Dees           7/15/96        4,000             $10.00            $17.75         $10.00          116 months
Christine M. Carlucci     7/15/96        4,000             $10.00            $17.75         $10.00          116 months
S.E. Melvin Hecht         7/15/96        4,000             $10.00            $17.75         $10.00          116 months
Elliot R. Epstein         7/15/96        4,000             $10.00            $17.75         $10.00          116 months


                                                      COMPENSATION COMMITTEE,

                                                      David W. Zalaznick
                                                      Robert Davidoff
                                                      Lawrence D. Glaubinger


         The report of the Compensation Committee and the accompanying Performance Graph shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this proxy statement or any part thereof in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

PERFORMANCE GRAPH

         The following graph compares the Company's cumulative total stockholder return on its Common Stock since June 24, 1994, the date the Common Stock began trading on the NASDAQ National Market, with the cumulative total return of the S&P 500 and the S&P Textile & Apparel Index. Cumulative total returns are calculated assuming that $100 was invested on June 24, 1994, in each of the Common Stock, the S&P 500 and the S&P Textile & Apparel Index, and the reinvestment of all dividends, if any.

         The price of the Common Stock ranged from a low of $6.50 to a high of $29.25 during the period of January 1, 1996 through December 31, 1996.

DATE              Marisa Christina, Incorporated              S&P 500           S&P Textile and Apparel
----              ------------------------------              -------           -----------------------
06/24/94          100                                         100               100
12/30/94          83                                          106               100
12/29/95          131                                         145               113
12/31/96          63                                          179               157


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Zalaznick, Davidoff and Glaubinger served as members of the Company's Compensation Committee during the fiscal year ended December 31, 1996.

PROXY SOLICITATION EXPENSE

         The expense of the proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation also may be made by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the Annual Meeting. The Company will, upon request, reimburse brokers, banks and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS

         Proposals of stockholders must be received in writing by the Secretary of the Company no later than 120 days in advance of the first anniversary of the date of the mailing of this proxy statement in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 1998 Annual Meeting of Stockholders.

         If a stockholder desires to submit a proposal for consideration at the 1998 Annual Meeting of Stockholders, written notice of such stockholder's intent to make such a proposal must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail not later than March 8, 1998. Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the 1998 Annual Meeting of Stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder. In addition, the notice must set forth the reasons for conducting such proposed business at the 1998 Annual Meeting of Stockholders and any material interest of the stockholder in such business. The presiding officer of the 1998 Annual Meeting of Stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the 1998 Annual Meeting of Stockholders will not be considered.

OTHER BUSINESS

         The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those enumerated in the Company's Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matter will require for its approval the affirmative vote of a majority in interest of the stockholders present in person or by proxy at the Annual Meeting, provided a quorum is present or such greater vote as may be required under the Certificate of Incorporation, the Company's Amended and Restated By-laws or the General Corporation Law of the State of Delaware.

                                       By order of the Board of Directors,

                                       /s/ S. E. Melvin Hecht

                                       S. E. MELVIN HECHT
                                       Assistant Secretary

New Hyde Park, New York
April 9, 1997

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

PROXY                                      MARISA CHRISTINA, INCORPORATED                    THIS PROXY IS SOLICITED
                                  415 SECOND AVENUE, NEW HYDE PARK, NEW YORK 11040              ON BEHALF OF THE
                                                                                               BOARD OF DIRECTORS

                  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 7, 1997

   The undersigned stockholder(s) hereby appoint(s) Michael H. Lerner and S.E. Melvin Hecht, and each of them, with power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes them to represent and to vote all of the shares of Common Stock of Marisa Christina, Incorporated held of record as of March 25, 1997, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Marisa Christina, Incorporated to be held on May 7, 1997 at The Chase Manhattan Bank N.A., 410 Park Avenue, New York City, New York, at 10:00 AM local time, and at any adjournment thereof.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND A VOTE FOR PROPOSALS 2, AND 3.

1. ELECTION OF DIRECTORS

   [ ] FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW)

   [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

   (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

    MICHAEL H. LERNER                  ROBERT DAVIDOFF                    BARRY S. ROSENSTEIN
    MARC HAM                           CHRISTINE M. CARLUCCI              DAVID W. ZALAZNICK
    G. MICHAEL DEES                    LAWRENCE D. GLAUBINGER             PETER BONEPARTH

    BRETT J. MEYER                     ADRIENNE VITTADINI                 S. E. MELVIN HECHT
                                       GIANLUIGI VITTADINI

2. APPROVAL TO AMEND THE COMPANY'S EMPLOYEE STOCK OPTION PLAN BY INCREASING THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 100,000 SHARES

     [ ] FOR                    [ ] AGAINST                    [ ] ABSTAIN

3. RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1997

     [ ] FOR                    [ ] AGAINST                    [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before this Annual Meeting of Stockholders.

                 (continued, and to be signed, on reverse side)

                          (continued from other side)

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 3.

                                             PLEASE SIGN EXACTLY AS THE NAME
                                             APPEARS ON YOUR STOCK CERTIFICATE.
                                             WHEN SHARES ARE HELD BY JOINT
                                             TENANTS, BOTH SHOULD SIGN. WHEN
                                             SIGNING AS ATTORNEY, EXECUTOR,
                                             ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                             PLEASE GIVE TITLE AS SUCH. WHEN
                                             SIGNING AS A CORPORATION, PLEASE
                                             SIGN IN FULL CORPORATE NAME BY
                                             PRESIDENT OR OTHER AUTHORIZED
                                             OFFICER. IF YOU SIGN FOR A
                                             PARTNERSHIP, PLEASE SIGN IN
                                             PARTNERSHIP NAME BY AN AUTHORIZED
                                             PERSON.

                                             DATED

                                                                        , 1997
                                             ---------------------------

                                             -----------------------------------
                                             Signature

                                             -----------------------------------
                                             Signature (if held jointly)

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.